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                                                                    EXHIBIT 10.1

                         ASSIGNMENT AND OPTION AGREEMENT
                                     BETWEEN
                                  CONNETICS AND
                         INTERMUNE PHARMACEUTICALS, INC.

         THIS ASSIGNMENT AND OPTION AGREEMENT (the "Agreement") is made effective and entered into as of June 23, 2000 (the "Effective Date") by and between CONNETICS CORPORATION, a Delaware corporation, with a principal place of business at 3400 West Bayshore Road, Palo Alto, CA 94303 ("Connetics"), and INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation, with a principal place of business at 1710 Gilbreth Road, Suite 301, Burlingame, CA 94010 ("InterMune"). Connetics and InterMune may be referred to herein as a "Party" or collectively as the "Parties."

                                    RECITALS

A. WHEREAS, InterMune is a corporation formed for the purpose of research and development of biopharmaceutical products for the treatment of infectious and autoimmune diseases; and

B. WHEREAS, Connetics has licensed the rights to certain immunology-based products and to the technology relating thereto from Genentech, Inc. ("Genentech") pursuant to that certain License Agreement for Interferon Gamma by and between Connetics and Genentech, dated May 5, 1998, as amended (the "Genentech License"); and

C. WHEREAS, InterMune and Connetics have entered into that certain Amended and Restated Exclusive Sublicense Agreement, dated April 27, 1999 (the "Original Agreement"), pursuant to which (a) Connetics granted an exclusive sublicense to InterMune under the Genentech License to develop, make, have made, import, offer for sale and sell therapeutic products containing or derived from such immunology-based products and technology for use for certain specific indications, and (b) InterMune granted to Connetics the exclusive option to practice such sublicensed rights in the dermatology field; and

D. WHEREAS, InterMune and Connetics now desire to supersede and replace the Original Agreement as further set forth herein in order to assign to InterMune Connetics' entire right, title and interest in, to and under the Genentech License.

         NOW, THEREFORE, the Parties agree as follows:

1.       DEFINITIONS

             1.1 "Affiliate" means any company or entity controlled by, controlling or under common control with a Party. As used in this Section, "control" means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise, but excluding, for all purposes of this Agreement, Connetics, as to InterMune, and InterMune, as to Connetics.

             1.2 "Amendment No. 3" means that certain Amendment No. Three to License Agreement entered into between Connetics and Genentech, effective April 27, 1999. For clarity, the phrase "as amended by Amendment No. 3" as used herein is intended only for ease of reference and not as a limitation.

             1.3 "Best Efforts" means every necessary and prudent effort of a Party applied in a prompt, commercially reasonable manner, to


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                   the maximum extent reasonably allowed by such Party's
                   available financial resources, taking into account all of such Party's business commitments for such financial resources.

             1.4   "BLA" means a Biologics License Application.

             1.5 "Connetics Know-How" means all Know-How in the areas of quality assurance/quality control (QA/QC), pharmaceutical science, process development or regulatory affairs that (a) is Controlled by Connetics during the term of this Agreement, and (b) is necessary or useful to the discovery, development, use or manufacture of Products, but excluding all Know-How that is part of the Genentech License Rights.

             1.6 "Controlled" means with respect to any material, Know-How or intellectual property right, that the Party owns or has a license to such material, Know-How or intellectual property right and has the ability to grant access, a license, or a sublicense to such material, Know-How or intellectual property right to the other Party as provided for herein without violating an agreement with a Third Party as of the time the Party would be first required hereunder to grant the other Party such access, license or sublicense.

             1.7 "Dermatology Field" means the administration to humans of therapeutic products for the treatment, prevention or diagnosis of any dermatological disease or condition, including, without limitation, atopic dermatitis, keloids/hypertrophic scars, pustular psoriasis and scleroderma, but excluding (a) any cancer disease or condition, (b) any infectious disease or condition, and (c) any indication outside of the IG Field.

             1.8 "Dermatology Sublicensee" means a Third Party to which Connetics has granted a sublicense under the sublicense rights to be granted by InterMune to Connetics following Connetics' exercise of its option pursuant to Section 4.1.

             1.9 "FDA" means the U.S. Food and Drug Administration, or any successor agency.

             1.10 "Gene Therapy" means the therapeutic or prophylactic treatment of a human being with: (a) one or more oligonucleotides or nucleotide sequences, in native form or chemically modified, which are introduced into the body in free form, bound to a carrier molecule, contained in any molecular vesicle (e.g. a liposome), incorporated into or attached to a vector of any type, contained in any cellular construct and/or contained in any mechanical device or (b) cells which have been manipulated EX VIVO using one or more oligonucleotides or nucleotide sequences.

             1.11 "Gene Therapy Field" means the administration to humans of Licensed Gene Product for Gene Therapy for the treatment or prevention of any human disease or condition, provided however, that "Gene Therapy Field" shall not include any treatment or prevention of any type of cardiac or cardiovascular disease or condition.

             1.12 "Genentech" means Genentech, Inc., a Delaware corporation, with its principal office at 1 DNA Way, South San Francisco, CA 94080.


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             1.13  "Genentech License" means the License Agreement for
                   Interferon Gamma between Genentech and Connetics, dated May 4, 1998; as amended by: Amendment No. 1 to License Agreement, effective December 28, 1998; Amendment No. 2 to License Agreement, effective January 15, 1999; Amendment No. 3; and that certain Consent to Assignment Agreement, dated as of the date hereof.

             1.14 "Genentech License Rights" means all rights under Patents, Know-How and trademarks granted to Connetics by Genentech under the Genentech License, but only to the extent the Genentech License permits the practice of such rights for the uses set forth in Article 3 herein. "Genentech License Rights" shall not include any Third Party Product Rights.

             1.15 "Genentech Patents" means all the Patent rights which are granted to Connetics under the Genentech License.

             1.16 "Genentech Supply Agreement" means the Supply Agreement entered into between Genentech and Connetics dated May 4, 1998.

             1.17 "IG Field" means the administration to humans of Licensed Protein Product for the treatment or prevention of any human disease or condition, provided however, that "IG Field" shall not include: (a) the administration to humans of Licensed Protein Product for the treatment or prevention of any type of arthritis or cardiac or cardiovascular disease or condition or (b) use of Licensed Protein Product for Gene Therapy.

             1.18 "Interferon Gamma" or "IG" means the polypeptide described as "Interferon Gamma" in Section 1.20 of the Genentech License.


             1.19 "InterMune Net Sales" means "Net Sales" of Licensed Protein Products in the Territory for use in the IG Field by InterMune and its sublicensees hereunder other than Connetics and its Affiliates and Dermatology Sublicensees.

             1.20 "Know-How" means all information, data, know-how, trade secrets, inventions, developments, results, techniques and materials, whether or not patentable.

             1.21 "Licensed Product," "Licensed Gene Product" and "Licensed Protein Product" shall each have the same meaning as defined in Section 1.22 of the Genentech License.

             1.22 "Licensed Technology" means the Genentech License Rights and the Connetics Know-How.

             1.23 "Net Sales" means "Net Sales" (as defined in Section 1.25 of the Genentech License) of Licensed Protein Products in the Territory for use in the IG Field by InterMune and any of its sublicensees hereunder (including without limitation Connetics, its Affiliates and its Dermatology Sublicensees).

             1.24  "Original Agreement Effective Date" means April 27, 1999.


             1.25 "Patents" means any and all issued or pending patents and patent applications, both foreign and domestic, and including without limitation (a) all divisionals,


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                   continuations and continuations-in-part of any such
                   applications, (b) any patents that issue from any of the foregoing, and (c) all substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates with respect to any of the foregoing issued patents.

             1.26 "Territory" shall have the meaning set forth in Section 1.28 of the Genentech License.

             1.27 "Third Party" means any party besides the Parties and their respective Affiliates.

             1.28 "Third Party Product Rights" shall have the meaning set forth in Section 1.37 of the Genentech License.

             1.29 United States" means the United States and its territories and possessions.

2.       ORIGINAL AGREEMENT SUPERSEDED

         The Parties agree that the Original Agreement is hereby replaced and superseded in all respects by this Agreement as of the Effective Date, except as expressly set forth in Section 3.3.

3.       ASSIGNMENT OF RIGHTS; LICENSE GRANT; RELATED COVENANTS

             3.1 Assignment of Rights. Connetics agrees to assign and hereby does assign to InterMune Connetics' entire right, title and interest in, to and under the Genentech License. Upon each request by InterMune, without additional consideration, Connetics agrees to promptly execute all documents and take all such acts as InterMune deems necessary or desirable to procure, maintain, perfect, and enforce the full benefits, enjoyment, rights, title and interest in, to and under the Genentech License assigned hereunder. In the event InterMune is unable for any reason, after reasonable effort, to secure Connetics' signature on any document needed in connection with the actions specified herein, Connetics hereby irrevocably designates and appoints InterMune and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.1 with the same legal force and effect as if executed by Connetics. Connetics agrees that as of the Effective Date, InterMune shall be deemed a party to and sole licensee under the Genentech License, and that Connetics shall have no further rights nor obligations thereunder, except as set forth in Section 4.1 of this Agreement and those obligations that accrued prior to the Effective Date, including without limitation, Connetics' remaining obligations, if any, under Section 8.1 of the Genentech License. Connetics hereby covenants that it shall take no action inconsistent with InterMune's rights as party to and licensee under the Genentech License.

             3.2 Connetics Know-How. Connetics hereby grants to InterMune a non-exclusive license under the Connetics Know-How to develop, use, make, have made, import, offer for sale and sell (a) Licensed Products in the Territory, and (b) any products covered by Third Party Product Rights to which Connetics or InterMune acquires rights under the Genentech License in the applicable territory.


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             3.3   Genentech Supply Agreement. Pursuant to the Original
                   Agreement, Connetics assigned to InterMune Connetics' entire right, title and interest to the Genentech Supply Agreement, which assignment shall remain in full force and effect. InterMune hereby covenants that it shall maintain the Genentech Supply Agreement effective and in good standing. To the extent Connetics exercises its option pursuant to Section
                   4.1 below, InterMune shall procure for and supply to Connetics (and its Dermatology Sublicensees, if any) its requirements for Bulk Product and Finished Product (as such terms are defined in the Genentech Supply Agreement) for use in the Dermatology Field from Genentech pursuant to the Genentech Supply Agreement or from any Third Party manufacturer(s) contracted by InterMune to manufacture Finished Product and Bulk Product, provided that Connetics shall pay to InterMune InterMune's cost, without markup, for procuring and supplying such Finished Product and Bulk Product to Connetics.

             3.4 Transfer of Data and Materials. Promptly following the Effective Date, Connetics and InterMune shall work cooperatively together to transfer to InterMune all documents or materials in Connetics' possession comprising or containing the Licensed Technology, including without limitation, biological and chemical materials, regulatory filings, and data, and Connetics shall transfer any and all additions or improvements to the Licensed Technology to InterMune as soon as is reasonably practicable after the creation, development or acquisition of such addition or improvements.

4.       OPTION TO DERMATOLOGY RIGHTS

             4.1 Option Grant. InterMune hereby grants to Connetics the exclusive option to obtain the exclusive sublicense under the Genentech License Rights to develop, use, make, have made, import, offer for sale and sell Licensed Protein Products for use solely in the Dermatology Field in the United States, subject to Genentech's rights under the Genentech License. Connetics may exercise such option at any time prior to the fifth anniversary of the Original Agreement Effective Date by providing InterMune written notice of its desire to exercise such option. Upon InterMune's receipt of such notice, InterMune shall be deemed to have granted to Connetics the exclusive, royalty-free (with respect to InterMune only), sublicense under the Genentech License Rights to use, make, have made, import, offer for sale and sell Licensed Protein Products in the Dermatology Field in the United States for the term of this Agreement, subject to the terms of the Genentech License and of this Agreement, and Connetics shall be subject to all terms and conditions of the Genentech License relating to its development and commercialization of Licensed Protein Products in the Dermatology Field in the United States, including without limitation those obligations described in Sections 4.2 and 4.5 below. Such sublicense shall be further sublicenseable by Connetics to the extent permitted by the Genentech License. If not exercised by the fifth anniversary of the Original Agreement Effective Date, the option granted in this Section 4.1 shall expire.

             4.2   MILESTONE PAYMENTS. If Connetics exercises its option under
                   Section 4.1 then:

                       (a) In the event that Connetics or a Dermatology
                           Sublicensee achieves one of the milestones set forth


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                           in Sections 8.2(a) or (b) of the Genentech License
                           with respect to a Licensed Protein Product, Connetics or such Dermatology Sublicensee shall inform InterMune thereof and provide such milestone payment due under the Genentech License to InterMune.

                       (b) In the event that milestone payments to Genentech as
                           set forth in Sections 8.2(c) and (d) of the Genentech License are triggered by the sale of Licensed Protein Products by both Connetics and InterMune (and/or their sublicensees) in the Territory, the Parties shall promptly meet and in good faith determine a fair apportionment between the Parties of the payment to be made to Genentech for such milestone based upon the relative Net Sales of each Party for such calendar year or other agreed upon method of apportionment. Connetics shall then submit to InterMune its portion of such milestone payment in accordance with the terms of the Genentech License.

             4.3   ROYALTIES. If Connetics exercises its option under Section
                   4.1 then:

                       (a) Connetics shall pay royalties to InterMune on all Net
                           Sales of Licensed Protein Products by Connetics, its Affiliates and its Dermatology Sublicensees at the applicable royalty rate set forth in Section 8.3 of the Genentech License (as may be reduced pursuant to Section 8.4 of the Genentech License).

                       (b) Royalty payments shall be made to InterMune quarterly
                           within sixty (60) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the total Net Sales by Connetics, its Affiliates and its Dermatology Sublicensees during the relevant three-month period, and the calculation of royalties, if any, due thereon pursuant to subsection (a) above.

                       (c) Connetics, its Affiliates and its Dermatology
                           Sublicensees hereunder shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing Net Sales. Said books of account shall be kept at the principal place of business of Connetics, its Affiliates or its Dermatology Sublicensees, as the case may be. Said books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent public accountant retained by InterMune or Genentech and reasonably acceptable to Connetics (or its Affiliate or Dermatology Sublicensee) for the purpose of verifying Net Sales under this Agreement; subject to the provisions of subsection (e) below.

                       (d) Connetics shall, within sixty (60) days after the end
                           of each calendar quarter beginning with the quarter of the first commercial sale of a Licensed Protein Product in the Dermatology Field in


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                           the Territory by Connetics, its Affiliates or its
                           Dermatology Sublicensees, deliver to InterMune a true and accurate report, setting forth such particulars of the business conducted by Connetics, its Affiliates and its Dermatology Sublicensees during the preceding quarter as are pertinent to an accounting for Net Sales and deductible expenses as permitted under the Genentech License. Such reports shall include at least the following: (i) the total gross sales of Licensed Protein Products occurring during that calendar quarter, (ii) the allowable deductions therefrom, (iii) the total Net Sales of Licensed Protein Products occurring during that calendar quarter and (iv) the calculation of royalties, if any, due thereon pursuant to subsection
                           (a) above.

                       (d) At InterMune's or Genentech's request and expense,
                           Connetics shall permit a certified public accountant selected by InterMune or Genentech and reasonably acceptable to Connetics to examine, not more than once in any four consecutive calendar quarters during the term of this Agreement, but including one (1) post-termination audit, Connetics' books of account and records of all sales of Licensed Protein Products by Connetics, its Affiliates and its Dermatology Sublicensees for the sole purpose of determining the correctness of the reports provided by Connetics under subsection (a) above. If such accountant reasonably determines that the royalties owed by Connetics to InterMune under subsection (a) above have been, for any calendar year in total, understated by Connetics, Connetics shall immediately pay to InterMune all understated royalties, together with interest on such royalties from the date accrued at a rate of prime plus 2% and shall pay the reasonable costs of the examination if Connetics has understated such royalties by more than 5%.

             4.4 OFF-LABEL SALES. If Connetics exercises the option set forth in Section 4.1 then:

                       (a) Each Party agrees and shall require its sublicensees,
                           if any, to use commercially reasonable efforts to formulate all Licensed Protein Products developed by such Party or sublicensee thereof in a manner to reduce, to the extent reasonably practicable, the possibility that such Licensed Protein Product can be used in the other Party's field of use as provided hereunder. If a Party cannot so formulate a particular Licensed Protein Product, then such Party agrees to use its Best Efforts to prevent sales of such Licensed Protein Product for use in the other Party's field of use, including without limitation instructing its sales forces, and requiring all sublicensees to instruct their sales forces, that such Licensed Protein Product is not to be promoted, marketed or sold for use in the other Party's field of use.

                       (b) In the event that either Party determines that a
                           Licensed Protein Product sold by a Party or its sublicensees hereunder is being used in a field


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                           of use other than one for which such Party has the
                           right to sell such Licensed Protein Product hereunder, the Party making such determination shall immediately inform the other Party. The Parties shall then promptly meet and diligently and in good faith determine a fair and reasonable mechanism for equitable allocation of the sales of such Licensed Protein Product that are used outside the field of use for which the selling Party had the right to sell.

             4.5   PATENT COSTS. If Connetics exercises the option set forth in
                   Section 4.1, then Connetics agrees to reimburse InterMune all costs paid by InterMune to Genentech under Section 5.2 of the Genentech License which relate to any patent or patent application the claims of which: (a) are specifically directed to a Licensed Protein Product for use in the Dermatology Field and (b) do not relate to a Licensed Protein Product for use in any area of the IG Field other than the Dermatology Field.

             4.6   MILESTONE PAYMENTS. If Connetics exercises its option under
                   Section 4.1, then Connetics shall make the following cash milestone payments to InterMune:

                       (a) One million two hundred thousand dollars ($1,200,000)
                           within thirty (30) days following the date on which the first NDA or BLA for a Licensed Protein Product is filed with the FDA by Connetics, its Affiliate or its Dermatology Sublicensee for an indication in the Dermatology Field; and

                       (b) Two million dollars ($2,000,000) within thirty (30)
                           days following the date Connetics, its Affiliate or its Dermatology Sublicensee receives FDA clearance for each new indication in the Dermatology Field of a Licensed Protein Product for commercial sale in the United States.

             4.7   DERMATOLOGICAL INDICATIONS OUTSIDE OF THE DERMATOLOGY FIELD.

                       (a) It is the intention of the Parties that Connetics
                           shall be InterMune's preferred marketing partner for sales of Licensed Protein Product to dermatologists in the United States during the term of this Agreement. Therefore, during the term of this Agreement, if either Party desires to sell Licensed Protein Product to dermatologists in the United States for use for indications that are outside of the Dermatology Field but within the IG Field (an "Outside Indication"), the provisions of this Section
                           4.7 shall apply.

                       (b) In the event that either Party desires to sell a
                           Licensed Protein Product for an Outside Indication to dermatologists in the United States during the term of this Agreement, such Party shall give the other Party written notice of such interest, which notice shall specify the indication of interest. If InterMune notifies Connetics that InterMune itself desires to sell such Licensed Protein Product for an Outside Indication directly to dermatologists in the United States, then the procedures of subsection (d) shall apply. Otherwise, for ninety (90) days following receipt of such notice, the Parties shall exclusively negotiate in


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                           good faith for the reasonable commercial terms under
                           which Connetics shall exclusively sell such Licensed Protein Product for such Outside Indication to dermatologists in the United States. In the event that, at the end of such ninety (90) day period, the Parties have failed to enter into a written agreement on such commercially reasonable terms, Connetics' rights with respect to the sale of such Licensed Protein Product for such Outside Indication shall terminate and InterMune shall have no further obligations to Connetics under this Section 4.7 with respect to such Licensed Protein Product for such Outside Indication except as set forth is subsections
                           (c) and (d) below.

                       (c) If the Parties have failed to enter into an agreement
                           by the end of such ninety (90) day period, as described in subsection (b) above, InterMune shall then have the right during the following one hundred eighty (180) day period to enter into an agreement with a Third Party for the sale to dermatologists of such Licensed Protein Product for such Outside Indication on economic terms that, taken as a whole, are substantially the same as, or more favorable to InterMune than, those last offered in writing by Connetics for such rights pursuant to subsection (b) above. If at the end of such one hundred eighty (180) day period InterMune has not entered into an agreement with a Third Party to sell such Licensed Protein Product for such Outside Indication to dermatologists in the United States, then the procedures set forth in subsection (b) above shall again apply, provided that InterMune may proceed alternatively under subsection (d) below.

                       (d) If InterMune itself desires to sell such Licensed
                           Protein Product to dermatologists in the United States for Outside Indications, then upon written notice from InterMune, Connetics and InterMune shall enter into good faith negotiations, for a period of ninety (90) days from Connetics' receipt of such notice, for the reasonable commercial terms upon which InterMune shall grant to Connetics the rights to co-promote such Licensed Protein Product for such Outside Indication to dermatologists in the United States. InterMune agrees that it shall not unreasonably withhold its agreement to such commercially reasonable terms. In the event that, at the end of such ninety (90) day period, the Parties have failed to enter into a written agreement for such co-promotion rights, InterMune shall have no further obligations to Connetics under this Section
                           4.7 with respect to such Licensed Protein Product for such Outside Indication, PROVIDED THAT InterMune may not enter into an agreement with a Third Party for the rights to co-promote Licensed Protein Product for such Outside Indication to dermatologists in the United States on economic terms that, taken as a whole, are less favorable to InterMune than those last offered in writing by Connetics for such rights. In the event that InterMune does not enter into such a co-promotion agreement with a Third Party and instead solely promotes and sells such Licensed Protein


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                           Product for such Outside Indication to dermatologists
                           in the United States itself, if at any time following such sole promotion and sale InterMune determines in its sole discretion that it desires to grant a license to the rights to promote and sell, or to co-promote, such Licensed Protein Product for such Outside Indication to dermatologists in the United States to a Third Party, then the procedures set forth in subsection (b) above shall apply.

5.       CONSIDERATION

             5.1   ROYALTIES.

                       (a) Beginning on January 1, 2002, InterMune shall pay to
                           Connetics a royalty of one-quarter of one percent (0.25%) of InterMune Net Sales in the United States. InterMune shall continue to pay such royalties to Connetics until such time as the cumulative InterMune Net Sales in United States, beginning on January 1, 2000, are equal to one billion dollars ($1,000,000,000). Thereafter, InterMune shall pay to Connetics a royalty of one-half of one percent (0.5%) of InterMune Net Sales in the United States for the remainder of the term of the Agreement.

                       (b) All royalties due under this Section 5.1 shall be due
                           and payable quarterly within thirty (30) days following the last day of each quarter in which royalties are incurred beginning with first calendar quarter of 2002.

             5.2 MILESTONE PAYMENT. InterMune shall pay to Connetics a milestone payment of one million five hundred thousand dollars ($1,500,000), (the "Milestone Payment"), payable in a lump sum or in installments based on the level of InterMune Net Sales, as follows:

                       (a) If annualized InterMune Net Sales in the United
                           States for 2001, based on InterMune Net Sales in the United States for the third and fourth calendar quarters of 2001, ("2001 Net Sales") are equal to or greater than twenty million dollars ($20,000,000), then on March 31, 2002, InterMune shall, at its election, either (i) pay the full Milestone Payment to Connetics, or (ii) pay to Connetics three hundred seventy five thousand dollars ($375,000) of the Milestone Payment and furnish to Connetics a promissory note for the balance of the Milestone Payment, which promissory note shall provide for three (3) principal payments to Connetics of three hundred seventy five thousand dollars ($375,000) each due upon June 30, 2002, September 30, 2002 and December 31, 2002, respectively.

                       (b) If 2001 Net Sales are equal to or greater than
                           fifteen million dollars ($15,000,000) but less than twenty million dollars ($20,000,000), then on March 31, 2002, InterMune shall pay to Connetics three hundred thousand dollars ($300,000) of the Milestone Payment, and furnish to Connetics a promissory note for the balance of the Milestone Payment (the "Remaining Payment"), which promissory note shall provide for full payment of the balance of such note to Connetics on the earlier to occur of (i) March 31, 2004, or (ii) the last day of the month following the consecutive twelve (12) month period that InterMune Net Sales in the United States are equal to or greater than twenty million dollars ($20,000,000), subject to subsection (d) below.

                       (c) If 2001 Net Sales are less than fifteen million
                           dollars ($15,000,000), then on March 31, 2002,
                           InterMune shall pay to Connetics a portion of the Milestone Payment equal to three hundred thousand dollars ($300,000) multiplied by a fraction, the numerator of which is 2001 Net Sales and the denominator of which is twenty million dollars ($20,000,000). InterMune shall furnish to Connetics a promissory note for the balance of the Milestone Payment (the "Remaining Payment"), which promissory note shall provide for full payment of the balance of such note to Connetics on the earlier to occur of (i) March 31, 2004, or (ii) the last day of the month following the consecutive twelve (12) month period that InterMune Net Sales in the United States are equal to or greater than twenty million dollars ($20,000,000), subject to subsection (d) below.

                       (d) With respect to the promissory note for the Remaining
                           Payment described in subsection (b) or (c) above, if InterMune is to pay the balance of such note on March 31, 2004, and InterMune Net Sales in the United States for the twelve (12) month period preceding March 31, 2004 are equal to or greater than ten million dollars ($10,000,000) but less than twenty million dollars ($20,000,000), then:

                               (i) InterMune may, at its election, pay fifty percent (50%) of the Remaining Payment either in cash or in Preferred Shares of InterMune stock at the fair market value of such shares, determined as the average closing price of such shares over the previous thirty (30) day period; and

                               (ii) With respect to the other fifty percent
                                    (50%) of the Remaining Payment, Connetics may, at its election, receive such fifty percent either in cash or in Preferred Shares of InterMune stock at the fair market value of such shares, determined as the average closing price of such shares over the previous thirty (30) day period, provided that Connetics shall notify InterMune of its election in writing at least thirty (30) days prior to the date that such payment is due.

                       (e) With respect to the Remaining Payment described in
                           subsection (b) or (c) above, if InterMune is to pay the balance of such note on March 31, 2004, and InterMune Net Sales in the United States for the twelve (12) month period preceding March 31, 2004 are less than ten million dollars ($10,000,000), then InterMune may, at its election, either:

                                        (1) Pay such Remaining Payment in cash
                                            or in Preferred Shares of InterMune
                                            stock at the fair market value of
                                            such shares, determined as the
                                            average closing price of such shares
                                            over the previous thirty (30) day
                                            period; or

                                        (2) Grant to Connetics the license to
                                            the Accounting and Revenue Rights to
                                            CGD Units (as defined below), on
                                            commercially reasonable terms to be
                                            agreed upon by the Parties, in which
                                            event InterMune shall thereafter
                                            have no further obligation to
                                            Connetics with respect to such
                                            Remaining Payment. Such license
                                            shall be fully paid-up solely with
                                            respect to InterMune but not with
                                            respect to Genentech or any other
                                            Third Party, and shall expire upon
                                            the date of expiration of the last
                                            to expire Genentech Patent covering
                                            the manufacture, use or sale of
                                            Licensed Products for the treatment
                                            of CGD in the United States and its
                                            territories and possessions. As used
                                            herein, "Accounting and Revenue
                                            Rights to CGD Units" means the right
                                            to book net revenues, expenses and
                                            net profits for the sales of
                                            Licensed Products for the treatment
                                            of chronic granulomatous disease by
                                            InterMune and its sublicensees in
                                            the United States.

                       (f) All promissory notes referred to in this Section 5.2
                           shall bear interest at the rate of the prime rate plus two percentage points (2%).

             5.3 REPORTS; AUDIT RIGHTS. InterMune shall provide to Connetics a copy of all reports submitted to Genentech by InterMune pursuant to Section 8.8 of the Genentech License when InterMune submits such report to Genentech. Following January 1, 2002, Connetics shall have the same audit rights as Genentech pursuant to Section 8.8 of the Genentech License.

             5.4 THIRD PARTY ROYALTIES. Each Party shall be responsible for paying all royalties due to Third Parties other than Genentech under Section 8.4 of the Genentech License with respect to such Party's and its sublicensees' activities hereunder.

6.       INTELLECTUAL PROPERTY

             6.1 Ownership of Inventions. Each Party shall remain the sole owner of its respective technology and other intellectual property that it owned as of the Effective Date. A Party shall not have or acquire any rights in any inventions, Know-How or intellectual property rights of the other Party, except as specifically granted herein.

             6.2 Infringement of Third Party Patents. In the event that a Third Party files an action against a Party alleging that such Party's activities under this Agreement infringe such Third

                   Party's patent rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defense.

             6.3 Infringement of Licensed Patents. In the event that either Party becomes aware that a Third Party is infringing any rights in the Genentech Patents, such Party shall promptly notify the other. InterMune shall have the right to enforce the Genentech Patents to the full extent permitted under the Genentech License, and Connetics will reasonably cooperate with InterMune in such enforcement actions and take all reasonably necessary steps to facilitate InterMune's enforcement of the Genentech Patents.

             6.4 Cooperation. Each Party agrees to cooperate with the other and take all reasonable additional actions as may be reasonably required to achieve the intent of this Article 6, including, without limitation, the execution of all necessary and appropriate instruments and documents.

7.       REPRESENTATIONS AND WARRANTIES

             7.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

                       (a) Such Party (i) is duly organized, validly existing
                           and in good standing under the laws of the state in which it is organized; (ii) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party's ability to perform its obligations under the Agreement.

                       (b) Such Party (i) has the power and authority and the
                           legal right to enter into the Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

                       (c) All necessary consents, approvals and authorizations
                           of all governmental authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

                       (d) The execution and delivery of the Agreement and the
                           performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party, and
                           (ii) do not materially conflict with, or constitute a material default or require any consent under any material contractual obligation of such Party.

             7.2 Connetics Representations and Warranties. Connetics hereby represents and warrants that:

                       (a) To Connetics' knowledge as of the Effective Date, the
                           Licensed Technology practiced as permitted herein does not infringe on any intellectual property rights owned by any Third Party.

                       (b) Connetics possesses the necessary interest, title and
                           right to the Licensed Technology to grant the licenses and to make the assignments to InterMune hereunder.

8.       INDEMNIFICATION

             8.1 Indemnification by Connetics. Connetics agrees to indemnify, hold harmless and defend InterMune and InterMune's directors, officers, employees and agents, and the directors, officers, employees and agents of any InterMune Affiliate from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of any negligent or wrongful act or omission by Connetics, its Affiliates or its Dermatology Sublicensees, or any breach by Connetics of its obligations under this Agreement or under the Genentech License, except to the extent that such claims, suits, losses, damages, costs, fees or expenses arises or results from any negligent or wrongful act or omission of InterMune or its Affiliates.

             8.2 Indemnification by InterMune. InterMune agrees to indemnify, hold harmless and defend Connetics and its directors, officers, employees and agents, and the directors, officers, employees and agents of any Connetics Affiliates or its Dermatology Sublicensees from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of damage or injury caused by a negligent or wrongful act or omission of InterMune, its Affiliates or its Sublicensees, or any breach by InterMune of its obligations under this Agreement or under the Genentech License, except to the extent that such claims, suits, losses, damages, costs, fees or expenses arises or results from any negligent or wrongful act or omission of Connetics, its Affiliates or its Dermatology Sublicensees.

             8.3 Indemnification Procedure. In all cases where one Party seeks indemnification by the other under this Article 8, the Party seeking indemnification shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit. The indemnifying Party shall have the right to control the defense, with counsel of its choice, provided that the non-indemnifying Party shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner which could negatively and materially affect the rights or liability of the non-indemnifying Party without the non-indemnifying Party's prior written consent, which shall not be unreasonably withheld.

9.       CONFIDENTIALITY

             9.1 Confidential Information Obligations. As used herein, "Confidential Information" means all information that a Party discloses to the other Party under this Agreement or had disclosed to the other Party under the Original Agreement, provided that Confidential Information shall not include such information excluded under Section 9.2. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the term of this Agreement and for five (5) years after the expiration or termination of this Agreement, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement.

             9.2 Exceptions. The obligations set forth in Section 9.1 shall not apply to any Information that the receiving Party can demonstrate by competent evidence:

                       (a) was already known to the receiving Party, other than
                           under an obligation of confidentiality, at the time of disclosure by the other Party;

                       (b) was generally available to the public or otherwise
                           part of the public domain at the time of its disclosure to the receiving Party by the other Party;

                       (c) became generally available to the public or otherwise
                           part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                       (d) was disclosed to the receiving Party, other than
                           under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                       (e) is independently developed by the receiving Party
                           without using any of the other Party's Confidential Information.

             9.3 Terms of the Agreement. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, a Party shall have the right to disclose the material financial terms of the Agreement to any bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner, subject to such Party obtaining the agreement of such party receiving such Confidential Information to keep such information confidential.

             9.4   Permitted Disclosure. Notwithstanding the limitations in this
                   Article 9, each Party may disclose Confidential Information belonging to the other Party (or otherwise subject to this Article 9), to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

                       (a) filing or prosecuting Patents;

                       (b) regulatory and tax filings;

                       (c) prosecuting or defending litigation;

                       (d) complying with applicable governmental laws or
                           regulations or valid court orders;

                       (e) conducting preclinical or clinical trials of Licensed
                           Products; and

                       (f) disclosure to Affiliates, licensees, sublicensees,
                           employees, consultants or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

        Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Section 9.4, it will give reasonable advance notice to the other Party of such disclosure and endeavor in good faith to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Further, the Parties agree to consult with one another on the provisions of this Agreement to be redacted in any filings made by a Party with the United States Securities and Exchange Commission or as otherwise required by law.


10.      TERMINATION

             10.1 Term of Agreement. The term of this Agreement shall expire, unless earlier terminated as provided by Section 10.2 below, upon expiration or termination of the Genentech License.

             10.2 Termination for Material Breach. If either Party shall default in a material manner with respect to any material provision of this Agreement and the other Party shall have given the defaulting Party written notice of such default, the defaulting Party shall have thirty (30) days to cure such default. If such default is not cured within such thirty (30) day period, the non-defaulting Party shall have the right, upon notice to the defaulting Party and without prejudice to any other rights the non-defaulting Party may have, to terminate this Agreement unless the defaulting Party is in the process of attempting in good faith to remedy such default, in which case, the thirty (30) day cure period shall be extended by an additional thirty (30) days.

             10.3 Effect of Termination. Upon termination or expiration of the Agreement, (a) all licenses granted by Connetics to InterMune under Article 3 will terminate; (b) any and all claims and payment obligations that accrued prior to the date of such termination or expiration shall survive such termination; and
                   (c) each Party shall return all of the other Party's Confidential Information.

             10.4 Surviving Rights. The obligations and rights of the Parties under Sections 4.3(c), 5.3, 6.1, and Articles 8, 9, 10 and 11 shall survive any termination or expiration of the Agreement.

             10.5 Accrued Rights and Surviving Obligations. The termination or expiration of the Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

             10.6 Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of
                   Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

11.      MISCELLANEOUS

             11.1 Waiver. No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

             11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party, except as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

             11.3 Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

         In the case of InterMune:          InterMune Pharmaceuticals, Inc.
                                            1710 Gilbreth Road,
                                            Suite 301
                                            Burlingame, CA 94010
                                            Fax: (650) 259-0774
                                            Attention:  General Counsel

         with a copy to:                    Cooley Godward LLP
                                            Five Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA 94306
                                            Fax: (650) 849-7400
                                            Attention:  Barclay James Kamb, Esq.

         In the case of Connetics:          Connetics Corporation
                                            3400 West Bayshore Road
                                            Palo Alto, CA 94303
                                            Fax: (650) 843-2899
                                            Attention:  Chief Executive Officer



Either Party may change its address for communications by a notice to the other Party in accordance with this Section.

             11.4 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

             11.5 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

             11.6 Governing Law. This Agreement shall be governed exclusively by the laws of the State of California, U.S.A., as such law applies to contracts entered into between and to be performed by California residents entirely in the State of California.

             11.7  DISPUTE RESOLUTION.

                       (a) In the event of any controversy or claim arising out
                           of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of InterMune and the Chief Executive Officer of Connetics for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, either Party may seek to have such dispute resolved by binding arbitration under this
                           Section 11.7. The arbitration shall be held in Palo Alto, California according to the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration will be conducted by a panel of three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute, are not affiliated directly or indirectly with either Party, and are selected by mutual agreement of the Parties. Failing such agreement, the arbitrators shall be selected appointed as provided in the Rules. During the arbitration, the Parties shall have such discovery rights as the arbitrators may allow, consistent with the discovery permitted by the Federal Code of Civil Procedure. In conducting the arbitration, the arbitrators shall apply the rules of evidence applicable in California, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrators shall also be able to award direct and indirect damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses, of the arbitrators, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay one hundred percent (100%) of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section.

                       (b) Notwithstanding anything to the contrary in this
                           Agreement, either Party may seek immediate injunctive or other interim relief without resort to arbitration from any court of competent jurisdiction with respect to any breach of Article 9 hereof, or as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates.

             11.8 Force Majeure. Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

             11.9 Independent Contractors. In making and performing this Agreement, InterMune and Connetics act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between InterMune and Connetics. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

             11.10 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original interest.

             11.11 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

             11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

             11.13 Entire Agreement. This Agreement and any and all Exhibits
                   referred to herein, in conjunction with the other "Intercompany Agreements" (as defined in that certain Collaboration Agreement by and between the Parties dated April 27, 1999 excluding the "Amended and Restated Service Agreement"), embodies the entire understanding of the Parties with respect to the subject matter hereof and of the "Intercompany Agreements," and supersedes and terminates all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof and of the "Intercompany Agreements." The Amended and Restated Service Agreement is hereby terminated in its entirety, except for the provisions of the sections set forth in Section 14 therein.


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

         IN WITNESS WHEREOF, both InterMune and Connetics have executed this Agreement, as of the day and year first written above.

INTERMUNE PHARMACEUTICALS, INC.            CONNETICS CORPORATION

By:  /s/ W. SCOTT HARKONEN                 By: /s/ THOMAS G. WIGGANS
    ---------------------------------          ---------------------------------
Print Name: W. Scott Harkonen              Print Name: Thomas G. Wiggans
            -------------------------                  -------------------------
Title: Pres./CEO                           Title: Pres. & CEO
       ------------------------------             ------------------------------




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